Exhibit 99

Tuesday August 13, 7:00 am Eastern Time
                                                                                                                                                 Press Release

SOURCE: Horizon Offshore, Inc.
Horizon Offshore Reports Second Quarter Earnings

HOUSTON, Aug. 13 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq: HOFF - News) today reported net income for the quarter ended June 30, 2002, of $2.6 million, or $0.10 per share-diluted. This compares with net income of $5.4 million, or $0.23 per share-diluted, for the second quarter of 2001. For the second quarter of 2002, the company reported gross profit of $9.5 million, or 14.8 percent, on contract revenues of $64.3 million, compared with gross profit of $13.0 million, or 15.6 percent, on contract revenues of $83.3 million in 2001.

Horizon also reported net income for the six months ended June 30, 2002, of $3.0 million, or $0.12 per share-diluted. This compares with net income of $8.1 million, or $0.35 per share-diluted before an extraordinary charge of $0.6 million net of tax for the six months ended June 30, 2001. Gross profit was $14.6 million or 11.2 percent on contract revenues of $130.4 million for the first six months of 2002, and gross profit was $22.5 million or 16.4 percent on contract revenues of $137.4 million for the first six months of 2001.

Horizon successfully completed the Amistad Development Project in Golfo de Guayaquil, Ecuador and the structural project to a loading terminal in Venezuela during the second quarter, contributing to the improved gross profit margins from the first quarter of 2002. Horizon continues to maintain a strong presence in Mexico with the award of two additional projects from Pemex: the construction of a 24-km, 8-inch pipeline and associated platform piping and the rehabilitation of several pipelines in the Cantarell field utilizing the Atlantic Horizon, Gulf Horizon and Pearl Horizon. In the domestic sector, preparation for the Iroquois Pipeline project in Long Island Sound, New York, began in May 2002, and mobilization of the Gulf Horizon for this project is expected in September 2002.

"Our earnings for the second quarter were the results of improvements in our International areas, Mexico, Latin America and Southeast Asia/Australia, offsetting a very competitive Gulf of Mexico market. We have worked hard, and our growth as an international marine construction company during the current economic conditions is a tribute to our employees and the quality of our services. We are proud to report another profitable quarter, our ninth consecutive," said Bill J. Lam, president and chief executive officer.

Horizon Offshore provides marine construction services to the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; the Company's ability to successfully negotiate additional billings and revenue related to change orders and claims and the collection of such amounts; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

    COMPARATIVE TABLES FOLLOW:

                   Horizon Offshore, Inc. and Subsidiaries
                     Summary Financial and Operating Data
                                 (Unaudited)
               (In thousands, except share and per share data)

                              Three Months Ended         Six Months Ended
                                   June 30,                  June 30,
    INCOME STATEMENT DATA:
                              2002         2001         2002          2001

    CONTRACT REVENUES       $64,291       $83,348     $130,394     $137,404
    COST OF CONTRACT
     REVENUES                54,751        70,379      115,807      114,896
      Gross profit            9,540        12,969       14,587       22,508
    SELLING, GENERAL AND
     ADMINISTRATIVE
     EXPENSES                 4,391         3,512        7,892        7,105
      Operating income        5,149         9,457        6,695       15,403
    OTHER:
      Interest expense         (960)         (996)      (1,983)      (3,058)
      Interest income            28           ---           53          293
      Loss on sale of
       fixed assets             ---           ---          ---          (22)
      Other income
       (expense)               (428)          (25)        (430)         (22)
    NET INCOME BEFORE
     INCOME TAXES AND
     EXTRAORDINARY LOSS       3,789         8,436        4,335       12,594
    PROVISION FOR INCOME
     TAXES                    1,175         3,001        1,344        4,503

    NET INCOME BEFORE
     EXTRAORDINARY LOSS       2,614         5,435        2,991        8,091
    EXTRAORDINARY LOSS,
     NET OF TAXES OF
     $306 IN 2001               ---           ---          ---         (568)
    NET INCOME               $2,614        $5,435       $2,991       $7,523

    EARNINGS PER SHARE -
     BASIC:
      NET INCOME BEFORE
       EXTRAORDINARY LOSS     $0.10         $0.24        $0.12        $0.37
      EXTRAORDINARY LOSS        ---           ---          ---        (0.02)
    NET INCOME - BASIC        $0.10         $0.24        $0.12        $0.35

    EARNINGS PER SHARE -
     DILUTED:
      NET INCOME BEFORE
       EXTRAORDINARY LOSS     $0.10         $0.23        $0.12        $0.35
      EXTRAORDINARY LOSS        ---           ---          ---        (0.02)
    NET INCOME - DILUTED      $0.10         $0.23        $0.12        $0.33

    WEIGHTED AVERAGE SHARES
     USED IN COMPUTING NET
     INCOME PER SHARE -
      BASIC              26,260,395    22,930,371   24,777,753   21,699,788
      DILUTED            26,925,664    23,908,625   25,269,999   22,663,739

    OTHER NON-GAAP
     FINANCIAL DATA:
      EBITDA (A)             $8,496       $12,553      $13,269      $21,297

    OTHER FINANCIAL DATA:
      DEPRECIATION AND
       AMORTIZATION          $3,775        $3,121       $7,004       $5,938
      CAPITAL EXPENDITURES  $16,791       $12,487      $29,960      $15,133

    (A)   Horizon calculates EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss plus
          extraordinary loss, income taxes, net interest expense, depreciation and amortization.  EBITDA is a supplemental financial measurement we use to evaluate our business.

SOURCE: Horizon Offshore, Inc.